EXHIBIT 5.1


                        OPINION OF DAVIS POLK & WARDWELL


                                                                March 14, 2002


Netro Corporation
Attention: Gideon Ben-Efraim
3860 North First Street
San Jose, CA 95134

     Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

     We are acting as counsel for Netro Corporation, a Delaware corporation (the "Company"), in connection with the filing of a Registration Statement (the "Registration Statement") on Form S-3 under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of 8,200,000 shares of the Company's common stock (the "Shares"), all of which have been previously issued to the selling stockholder named therein in connection with the purchase by the Company of certain assets of AT&T Wireless Services, Inc.

     The Shares are to be offered by the selling stockholder for sale to the public as described in the Registration Statement. We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments relating to the sale of the Shares as we have deemed necessary or advisable for the purposes of this opinion.

     Upon the basis of the foregoing, we are of the opinion that the Shares have been legally and validly issued, and are fully paid and nonassessable.

     The foregoing opinion is limited to the federal laws of the United States of America and the General Corporation Law of the State of Delaware, including the reported judicial decisions thereunder.

     We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                                      Very truly yours,

                                                      /s/ Davis Polk & Wardwell